Exhibit 10.2

DIGITAL ANGEL CORPORATION

April 11, 2013

MEG Properties, LLC
Joseph Grillo
New London, Connecticut

Dear Joe:

This letter outlines our agreement to:

■	Amend the Consulting Agreement with you (via MEG Properties, LLC) dated January 30, 2012 (“Consulting Agreement”), and
■	Amend and terminate the Amendment to Employment Agreement with you dated July 22, 2011 (“Employment Agreement”)

By this letter agreement, we agree as follows:

■
In recognition of your continued delivery of services to the Company relating to the UK operations, to extend the Consulting Agreement for 2 months on the same terms and conditions set forth therein.  The Consulting Agreement terminated as of March 31, 2013.

■
The Employment Agreement will be terminated effective immediately.  Such termination includes the termination of your right to receive the third year non-compete payment contemplated by the Employment Agreement, in an amount equal to one (1) year of base salary during your employment with the Company, which right you explicitly waive by signing this letter agreement, contingent upon the Company having paid you all amounts owed under the Consulting Agreement (as modified above).

■
The terms of the Consulting Agreement and Employment Agreement that are explicitly intended to remain in full force and effect following termination of such agreements shall remain in full force and effect.

Joe, we appreciate your exceptional service to the Company and we look forward to your continuing contributions as a member of the Board of Directors.

If this letter reflects your understanding of the terms discussed, please indicate so below.

Sincerely,

Daniel Penni
Chairman of the Board of Directors

AGREED AND ACCEPTED:

/s/ Joseph Grillo	/s/ Joseph Grillo
Joseph Grillo	MEG Properties, LLC, by Joe Grillo